Exhibit 24

POWER OF ATTORNEY

I, the undersigned Director of Rockwell Collins, Inc., a Delaware corporation (the “Company”), hereby constitute GARY R. CHADICK, LAWRENCE A. ERICKSON and PATRICK E. ALLEN, and each of them singly, my true and lawful attorneys with full power to them and each of them to sign for me, and in my name and in the capacity or capacities indicated below, the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, and any amendments thereto.

Signature	Title	Date
/s/ Donald R. Beall Donald R. Beall	Director	November 6, 2003

/s/ Anthony J. Carbone Anthony J. Carbone	Director	November 6, 2003

/s/ Michael P.C. Carns Michael P.C. Carns	Director	November 5, 2003

/s/ Chris A. Davis Chris A. Davis	Director	November 6, 2003

/s/ Richard J. Ferris Richard J. Ferris	Director	November 6, 2003

/s/ Cheryl L. Shavers Cheryl L. Shavers	Director	November 6, 2003

/s/ Joseph F. Toot, Jr. Joseph F. Toot, Jr.	Director	November 3, 2003